SCHEDULE II

CERTIFICATE OF AUTHORIZED PERSONS FOR FUND EXPENSE PAYMENTS

(The Fund – Oral and Written Instructions)

The undersigned hereby certifies that he/she is the duly elected and acting Secretary of each fund listed on Exhibit A (the “Fund”), and further certifies that the following officers or employees of the Fund have been duly authorized in conformity with the Fund’s Articles of Incorporation/Declaration of Trust and By-Laws to deliver Written and Oral Instructions for the purpose of paying fund expenses to The Bank of New York (“Custodian”) pursuant to the Custody Agreement between the Fund and Custodian dated April 26, 2001, and that the signatures appearing opposite their names are true and correct:

Christopher J. Brancazio	Chief Compliance Officer	/s/ Christopher J. Brancazio
Name	Title	Signature

Esther Cheung	Vice President, Treasurer and Assistant Secretary	/s/ Esther Cheung
Name	Title	Signature

Richard De Sanctis	Vice President	/s/ Richard De Sanctis
Name	Title	Signature

Christopher Gill	Vice President	/s/ Christopher Gill
Name	Title	Signature

Joseph Jerkovich	Vice President	/s/ Joseph Jerkovich
Name	Title	Signature

Michael P. Lydon	President	/s/ Michael P. Lydon
Name	Title	Signature

Christine Manna	Vice President and Secretary	/s/ Christine Manna
Name	Title	Signature

Thomas Nelson	Vice President	/s/ Thomas Nelson
Name	Title	Signature

Robert Rickard	Vice President	/s/ Robert Rickard
Name	Title	Signature

This certificate supersedes any certificate of Authorized Persons you may currently have on file.

By:	/s/ Christine Manna
Christine Manna
Secretary
Date: December 13, 2013